SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MP3.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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[mp3 logo]
4790 Eastgate Mall
San Diego, California 92121-1970

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 31, 2000

To the Stockholders of MP3.com, Inc.:

      We hereby notify you that the 2000 Annual Meeting of Stockholders (the “Annual Meeting”) of MP3.com, Inc. will be held on Wednesday, May 31, 2000 at 10:00 a.m. local time at MP3.com, Inc.’s corporate headquarters located at 4790 Eastgate Mall, San Diego, California 92121-1970 for the following purposes:

1.	To elect two (2) directors to hold office until the 2003 Annual Meeting of Stockholders;

2.	To approve an amendment to our Amended and Restated 1998 Equity Incentive Plan (the “Plan”) to increase the aggregate number of shares of our common stock authorized for issuance under the Plan from 12,750,000 to 22,250,000;

3.	To ratify the selection of Ernst & Young LLP as independent auditors of MP3.com, Inc. for our fiscal year ending December 31, 2000; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting thereof.

      These business items are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on April 20, 2000 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

[Steven M. Przesmicki Sig]

Steven M. Przesmicki
Secretary

San Diego, California

April 28, 2000

      All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. In addition to voting by mail, you have two alternative methods of voting as follows:

      For registered stockholders, you may vote by the telephone or the Internet. To vote by phone, call toll free 1-800-840-1208 on a touch-tone telephone. To vote by the Internet, go to http://www.eproxy.com/mppp.

      For beneficial stockholders (shares registered in the name of a broker or bank), you also may vote via the telephone or the Internet. To vote by telephone, call the telephone number shown on the voting form received from your broker or bank and as indicated on the proxy card. To vote through the Internet, go to http://www.proxyvote.com.

      Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

[mp3 logo]
4790 Eastgate Mall
San Diego, California 92121-1970

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

May 31, 2000

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of MP3.com, Inc. (“MP3.com” or the “Company”) for use at the Annual Meeting of Stockholders to be held on May 31, 2000, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at our corporate headquarters located at 4790 Eastgate Mall, San Diego, California 92121-1970. We intend to mail this proxy statement and accompanying proxy card on or about May 1, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

      We will pay for the entire cost of proxy solicitations, Including preparation, assembly, printing and mailing of proxy solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of the Company’s common stock (“Common Stock”) beneficially owned by others to forward these materials to the beneficial owners of Common Stock. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials. Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in person. We will not additionally compensate directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares

      Only stockholders of record at the close of business on April 20, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 20, 2000, 68,057,210 shares of Common Stock were outstanding and entitled to vote. Each holder of record of Common Stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Voting Via the Internet or by Telephone

  For Shares Registered in Your Name

      If your shares are held of record in your name, you may vote those shares telephonically by calling, toll free, 1-800-840-1208 on a touch-tone telephone. You may also vote those shares via the Internet by going to http://www.eproxy.com/mppp.

  For Shares Registered in the Name of a Broker or Bank

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers telephone and Internet voting options. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number shown on the voting form received from your broker or bank and as indicated on the proxy card, or via the Internet at ADP Investor Communication Services’ voting web site at www.proxyvote.com.

  General Information for All Shares Voted via the Internet or by Telephone

      Votes submitted via the Internet or by telephone must be received by 1:00 p.m., Pacific Time, on May 30, 2000. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revocability of Proxies

      Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted. Proxies may be revoked by any of the following actions:

•	filing a written notice of revocation with our Corporate Secretary at our corporate headquarters (4790 Eastgate Mall, San Diego, California 92121-1970);

•	filing with our Corporate Secretary at our corporate headquarters (4790 Eastgate Mall, San Diego, California 92121-1970) a properly executed proxy showing a later date; or

•	attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 25, 2000. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no sooner than January 30, 2001 and no later than March 1, 2001 Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

      MP3.com’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors of the Company (the “Board”) shall be divided into three classes, with the first class initially consisting of two directors, the second class initially consisting of two directors and the third class initially consisting of two directors. The term of office for the first class expires at the annual meeting of stockholders to be held on May 31, 2000, the term of office for the second class expires at the annual meeting of stockholders to be held in 2001 and the term of office for the third class expires at the annual meeting of stockholders to be held in 2002. The term of each of these three classes will then expire at the third annual meeting following the first date of expiration. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is duly elected and qualified.

      The Board is presently composed of six members. There are two directors who are Class I directors; that is, they are in the class whose term of office expires in 2000. Each of the nominees for election to this class is currently a member of the Board who was appointed by the Board. If elected at the Annual Meeting, each of the nominees would serve until the 2003 annual meeting and until his successor is elected and has qualified, or until his earlier death, resignation or removal. Under the terms of our agreement with Cox Interactive Media, we are obligated to nominate a representative from Cox Interactive Media to serve for two additional three-year terms as a Class III director following expiration of the initial term of Mr. Easterly, as long as Cox Interactive Media holds at least 5% of our outstanding common stock.

      Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the two Class I nominees named below. If any nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve.

      Set forth below is biographical information for each person nominated to be a Class I director and also for each director whose term of office will continue after the Annual Meeting.

Class I Directors Nominated for Election (for a Three-Year Term to Expire at the 2003 Annual Meeting):

      Michael L. Robertson founded MP3.com and has served as our Chief Executive Officer and Chairman of the Board since March 1998. From September 1995 to March 1998, Mr. Robertson operated several web sites that focused on merging search technologies with commerce. From September 1995 to September 1996, Mr. Robertson was President and Chief Executive Officer of Media Minds, Inc., a developer of digital picture software. From January 1994 to August 1995, Mr. Robertson was President and Chief Executive Officer of MR Mac Software, a developer of networking and security tools. Mr. Robertson received his Bachelor of Arts from the University of California, San Diego.

      Mark A. Stevens has served as one of our directors since January 1999. Since 1993, Mr. Stevens has been a General Partner of Sequoia Capital, a venture capital investment firm. From 1989 to 1993, Mr. Stevens was an Associate with Sequoia Capital. From 1982 to 1987, Mr. Stevens held technical sales and marketing positions at Intel Corporation. Mr. Stevens currently serves on the Board of Directors of NVIDIA Corp., Terayon Communications Systems, Inc., Medicalogic, Inc., Pixelworks, Inc., and several privately-held companies. Mr. Stevens holds a Bachelor of Science, a Bachelor of Arts and a Master of Science from the University of Southern California and a Master in Business Administration from Harvard Business School.

      We believe that our directors and executive officers and the entities they control will vote in favor the two Class I nominees. If they do so, these two nominees will receive the affirmative vote of the holders of a majority of the shares of Common Stock, and they will be elected to the Board.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class II Directors Continuing in Office Until the 2001 Annual Meeting:

      Lawrence F. Probst III has served as one of our directors since April 1999. Since June 1994, Mr. Probst has served as President and Chief Executive Officer of Electronic Arts, Inc., an interactive entertainment software company. Mr. Probst holds a Bachelor of Science from the University of Delaware.

      Robin D. Richards has served as our President, Chief Operating Officer and as one of our directors since January 1999. From October 1998 to January 1999 he served as Managing Director of Tickets.com, Inc., an Internet ticketing company. From March 1986 to October 1997 he was a founder and President and Chief Executive Officer of Lexi International, a tele-services company. Mr. Richards is a director of Cash Technologies Inc., a publicly-held company that provides solutions for coin and currency handling, cash management and electronic commerce transactions. Mr. Richards holds a Bachelor of Science from Michigan State University.

Class III Directors Continuing in Office Until the 2002 Annual Meeting:

      David E. Easterly has served as one of our directors since June 1999. Since October 1994, Mr. Easterly has served as President and Chief Operating Officer of Cox Enterprises, Inc., a diversified media company. From May 1986 to October 1994, Mr. Easterly served as President of Cox Newspapers, Inc., a subsidiary of Cox Enterprises, Inc. Mr. Easterly serves as a member of the board of directors of Cox Communications, Inc., Cox Radio, Inc. and several private companies. Mr. Easterly holds a Bachelor of Arts from Austin College.

      Theodore W. Waitt has served as one of our directors since March 1999. From 1985 to 1999, Mr. Waitt served as both the Chief Executive Officer and Chairman of the Board of Gateway, Inc., a manufacturer of personal computers. Currently, he acts as Chairman of the Board of Gateway. Mr. Waitt attended the University of Iowa.

Board Committees and Meetings

      During 1999, the Board held 14 meetings of which four were held telephonically. During 1999, each member of the Board except Mr. Probst attended 75% or more of the meetings held by the Board of Directors and each committee member attended 75% or more of the meetings held by the committees on which he served. The Board has an Audit Committee and a Compensation Committee.

      The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board regarding the selection of the independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. During 1999, our independent auditors, Ernst & Young LLP, provided audit and review services, assistance in our public offering in July 1999, and other miscellaneous technical accounting consulting. The Audit Committee is composed of two non-employee directors: Mr. Stevens and Mr. Waitt. The Audit Committee met once in 1999 and plans to meet four times during 2000.

      The Compensation Committee makes recommendations to the Board concerning salaries and cash and stock-based incentive compensation for our officers and employees. The Compensation Committee is composed of three non-employee directors: Mr. Probst, Mr. Stevens, and Mr. Waitt. The Compensation Committee met for the first time in January 2000.

      The Board of Directors does not have a Nominating Committee.

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE AMENDED AND

RESTATED 1998 EQUITY INCENTIVE PLAN

      In December 1998, the Board adopted, and the stockholders subsequently approved, the Company’s 1998 Equity Incentive Plan. In July 1999, in connection with the Company’s initial public offering, the Board amended and restated the 1998 Equity Incentive Plan (as amended and restated, the “Plan”), and the stockholders approved such amendment and restatement. Not taking into account the Board’s amendment to the Plan with regard to this Proposal 2, as of April 1, 2000 there were 12,750,000 shares of Common Stock reserved for issuance under the Plan.

      As of April 1, 2000, awards (net of canceled or expired awards) covering an aggregate of 12,725,563 shares of the Company’s Common Stock had been granted under the Plan. Only 24,437 shares of Common Stock (plus any shares that might in the future be returned to the Plan as a result of cancellations or expiration of awards) remained available for future grant under the Plan. During the fiscal year ended December 31, 1999, under the Plan the Company granted to all current executive officers, as a group, options to purchase 3,702,650 shares at exercise prices of $0.10667 to $42.25 per share, to all employees (excluding executive officers) and consultants, as a group, options to purchase 8,428,610 shares at exercise prices of $0.10667 to $55.625 per share, and to all non-employee directors, as a group, options to purchase 75,000 shares at an exercise price of $0.33333 per share.

      In order to continue to recruit, attract and retain the highest quality of employees through the date of the Company’s Annual Meeting, the Board adopted the 2000 Equity Incentive Plan (the “2000 Plan”) in February 2000. The 2000 Plan, as approved by the Board (and which does not require stockholder approval), reserved an aggregate of 1,100,000 shares of Common Stock for the grant of nonstatutory stock options to employees of the Company, provided that no more than 40% of the shares reserved under the 2000 Plan may be granted to existing executive officers of the Company.

      In March 2000, the Board amended the Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Plan from a total of 12,750,000 shares to a total of 22,250,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant stock options at levels determined appropriate by the Board.

      Stockholders are requested in this Proposal 2 to approve the amendment to the Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

      We believe that our directors and executive officers and the entities they control will vote in favor of Proposal 2. If they do so, Proposal 2 will receive the affirmative vote of the holders of a majority of the shares of Common Stock and this amendment to the Plan will be approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

      The essential features of the Plan are outlined below:

General

      The Plan provides for the grant of incentive stock options, nonstatutory stock options, stock bonuses and restricted stock purchase awards (collectively “Awards”). Incentive stock options granted under the Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of Awards. To date, the Company has granted only stock options and stock bonuses under the Plan.

Purpose

      The Board adopted the Plan to provide a means by which employees, directors and consultants of the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its affiliates. All of the employees, directors and consultants of the Company and its affiliates are eligible to participate in the Plan.

Administration

      The Board, or a committee appointed by the Board, administers the Plan. Subject to the provisions of the Plan, the Board has the power to construe and interpret the Plan and to determine the persons to whom and the dates on which Awards will be granted, the number of shares of Common Stock to be subject to each Award, the time or times during the term of each Award within which all or a portion of such Award may be exercised, the exercise price, the type of consideration and other terms of the Award.

      The Board has the power to delegate administration of the Plan to a committee or committees composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, a committee may consist of one or more members who are not outside directors or non-employee directors, provided that such committee may grant Awards only to individuals who are not then subject to Section 16 of the Exchange Act. The Board has delegated administration of the Plan to the Compensation Committee of the Board. In addition, the Board has delegated to Robin D. Richards the authority to grant Awards under the Plan to non-executive officer employees of the Company, subject to certain limitations. As used herein with respect to the Plan, the “Board” refers to any person or committee to which administration of the Plan has been delegated, as well as to the Board itself.

      The regulations under Section 162(m) of the Code require that, in order for Awards granted under the Plan to qualify as “performance-based compensation,” the directors who serve as members of the committee must be “outside directors.” As discussed above, the Plan provides that, in the Board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Plan), (iii) current and former officers of the Company or an affiliate, (iv) directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a director), and (v) any other person who is otherwise not considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

Eligibility

      Incentive stock options may be granted under the Plan only to employees (including officers) of the Company and its affiliates. Employees (including officers), directors, and consultants of both the Company and its affiliates are eligible to receive all other types of Awards under the Plan.

      No incentive stock option may be granted under the Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan and all other such plans of the Company and its affiliates) may not exceed $100,000. No employee may be granted options under the Plan covering more than 2,250,000 shares of Common Stock during any calendar year (“Section 162(m) Limitation”).

Stock Subject to the Plan

      Subject to this Proposal 2, an aggregate of 22,250,000 shares of Common Stock is reserved for issuance under the Plan. If Awards granted under the Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such Awards again becomes available for issuance under the Plan. If the Company reacquires unvested stock issued under the Plan, the reacquired stock will not again become available for reissuance under the Plan.

Terms of Options

      The following is a description of the permissible terms of options under the Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 50% of the fair market value of the stock on the date of grant. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See “Federal Income Tax Information.” As of April 1, 2000, the most recent closing price of the Company’s Common Stock as reported on the Nasdaq National Market System was $21.00 per share.

      The exercise price of options granted under the Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

      Repricing. In the event of a decline in the value of the Company’s Common Stock, the Board has the authority to offer participants the opportunity to replace outstanding higher priced options with new lower priced options. To the extent required by Section 162(m) of the Code, a repriced option is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the Section 162(m) Limitation.

      Option Exercise. Options granted under the Plan may become exercisable in cumulative increments (“vest”) as determined by the Board. Currently outstanding options granted under the Plan typically vest at the rate of 25% on the first anniversary of the date of grant (or employment start date for initial grants) and   1/48 per month thereafter during the optionee’s employment or services as a director or consultant. Options granted in the future under the Plan may be subject to different vesting terms, and the Board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase unvested shares, generally at their exercise price, should the participant’s service terminate before vesting. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned Common Stock of the Company or by a combination of these means.

      Term. The maximum term of options under the Plan is 10 years, except that in certain cases (see “Eligibility”) the maximum term is five years. Options under the Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within three months after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

Terms of Stock Bonuses and Purchases of Restricted Stock

      Payment. The Board determines the purchase price under a restricted stock purchase agreement but the purchase price may not be less than 85% of the fair market value of the Company’s Common Stock on the date of grant. The Board may award stock bonuses in consideration of past services without a purchase payment.

      The purchase price of stock acquired pursuant to a restricted stock purchase agreement under the Plan must be paid either in cash at the time the option is exercised or at the discretion of the Board, (i) by delivery of other Common Stock of the Company, (ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

      Vesting. Shares of stock sold or awarded under the Plan may, but need not be, subject to a repurchase option in favor of the Company in accordance with a vesting schedule as determined by the Board. The Board has the power to accelerate the vesting of stock acquired pursuant to a restricted stock purchase agreement under the Plan.

      Restrictions on Transfer. Rights under a stock bonus or restricted stock bonus agreement may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable stock bonus or restricted stock purchase agreement.

Restrictions on Transfer

      The participant may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an incentive stock option. The Board may grant nonstatutory stock options that are transferable in certain limited instances. Shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer that the Board deems appropriate.

Adjustment Provisions

      Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Plan and outstanding Awards. In that event, the Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Plan and the Section 162(m) Limitation, and outstanding Awards will be adjusted as to the class, number of shares and price per share of Common Stock subject to such Awards.

Effect of Certain Corporate Events

      The Plan provides that, in the event of a sale of substantially all of the assets of the Company, specified types of merger, or other corporate reorganization (“change in control”), to the extent permitted by law, any surviving corporation will be required to either assume Awards outstanding under the Plan or substitute similar Awards for those outstanding under the Plan. If any surviving corporation declines to assume Awards outstanding under the Plan, or to substitute similar Awards, then the vesting and the time during which such Awards may be exercised will be accelerated and such Awards may be terminated if not exercised at or prior to such event. Even if the surviving entity does assume or substitute outstanding stock Awards, if the holder of an award is terminated other than for cause, or constructively terminated, within one month prior to or eighteen months following a change in control, that holder’s award will vest in full. An outstanding award will terminate if the participant does not exercise it prior to a dissolution or liquidation of the Company. The acceleration of an Award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

Duration, Amendment and Termination

      The Board may suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Plan will terminate on December 29, 2008. The Board may also amend the Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (ii) increase the number of shares reserved for issuance upon exercise of Awards; or (iii) change any other provision of the Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The Board may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

      Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Incentive Stock Options. Incentive stock options under the Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code.

      There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

      If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the participant held the stock for more than one year.

      Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

      To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Nonstatutory Stock Options, Restricted Stock Purchase Awards and Stock Bonuses. Nonstatutory stock options, restricted stock purchase awards and stock bonuses granted under the Plan generally have the following federal income tax consequences:

      There are no tax consequences to the participant or the Company by reason of the grant. Upon acquisition of the stock, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, the Company is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

      Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to participants who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to Awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if the Award is granted by a compensation committee comprised solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such Awards may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the award is no less than the fair market value of the stock on the date of grant, or (ii) the award is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the Award is approved by stockholders.

      Compensation attributable to restricted stock will qualify as performance-based compensation, provided that: (i) the Award is granted by a compensation committee comprised solely of “outside directors” and (ii) the purchase price of the Award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if (i) the Award is granted by a compensation committee comprised solely of “outside directors,” (ii) the Award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the Award that the performance goal has been satisfied and (iv) prior to the granting (or exercisability) of the Award, stockholders have approved the material terms of the Award (including the class of employees eligible for such Award, the business criteria on which the performance goal is based, and the maximum amount — or formula used to calculate the amount — payable upon attainment of the performance goal).

Accounting Treatment

      Under APB No. 25, which MP3.com, Inc. has elected to follow, Stock Rights with exercise or purchase prices less than the fair market value of the shares on the grant date will result in a compensation expense to MP3.com, Inc.’s earnings equal to the difference between the exercise or purchase price and the fair market value of the shares on the grant date. Such expense will be accruable by MP3.com, Inc. over the period that the underlying shares are to vest. Stock Rights issued at fair market value on the date of grant will not result in any charge to MP3.com, Inc.’s earnings. Whether or not granted at a discount, the number of outstanding Stock Rights may be a factor in determining MP3.com, Inc.’s earnings per share on a fully-diluted basis. Under FAS No. 123, footnote disclosure will be required as to the impact the outstanding Stock Rights under the 1998 Plan would have upon MP3.com, Inc.’s reported earnings were those Stock Rights valued as compensation expense under the fair value based method prescribed thereunder for issuers who elect to use that method.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      We have selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2000. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since December 1998. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions. The Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent auditors. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year if we determine that such a change would be in the best interests of MP3.com and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

      We believe that our directors and executive officers and the entities they control will vote in favor of Proposal 3. If they do so, Proposal 3 will receive the affirmative vote of the holders of a majority of the shares of Common Stock and the selection of Ernst & Young LLP will be ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 1, 2000 by (i) each stockholder that we know is the beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all executive officers and directors as a group.

	Shares Beneficially
	Owned(1)
		Percentage of
Name of Beneficial Owner	Number	Shares Outstanding

Michael L. Robertson(2)	25,337,010	37.0

Mark A. Stevens(3)	9,845,011	14.4

David E. Easterly(4)	6,281,367	9.2

Robin D. Richards(5)	2,148,302	3.1

Theodore W. Waitt(6)	1,500,000	2.2

Thomas Spiegel(7)	1,391,576	2.0

Paul L. H. Ouyang(8)	630,000	*

Steven G. Sheiner(9)	231,768	*

Lawrence F. Probst III(10)	170,312	*

All directors and executive officers as a Group (10 persons)(11)	47,547,994	69.5

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless

otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 68,426,730 shares outstanding on March 1, 2000, adjusted as required by rules promulgated by the SEC.

(2)	Mr. Robertson is our founder, Chief Executive Officer and Chairman of the Board. Stated number includes 750,000 shares held by Mr. Robertson’s wife in a separate property trust and 48,750 shares held in a trust for the benefit of Mr. Robertson’s children. Mr. Robertson disclaims beneficial ownership of these shares held in trust. The address for Mr. Robertson is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(3)	Mr. Stevens is a member of our Board and is a General Partner of Sequoia Capital. Stated number includes 8,462,134 shares held by Sequoia Capital VIII, 560,221 shares held by Sequoia International Technology Partners VIII (Q), 450,000 shares held by Sequoia Capital Franchise Fund, 186,739 shares held by CMS Partners LLC, 107,376 shares held by Sequoia International Technology Partners VIII, 50,000 Sequoia Capital Franchise Partners, 20,541 shares held by Sequoia 1997, and 8,000 shares held personally by Mr. Stevens. SC VIII Management, LLC is the general partner of Sequoia Capital VIII, Sequoia International Technology Partners VIII (Q) and Sequoia International Technology Partners VIII. Mr. Stevens is a managing member of the general partner, or a partner, of each of the above-listed investment funds, and shares investment and voting power over these shares with the other managing members or general partners of these funds, none of whom are affiliated with us. Mr. Stevens disclaims beneficial ownership of the shares listed except to the extent of his pecuniary interest in those shares. The address for Mr. Stevens is c/o Sequoia Capital, 3000 Sand Hill Road, Building 4, Suite 280, Menlo Park, California 94025.

(4)	Mr. Easterly is a member of our Board and is the President and Chief Operating Officer of Cox Enterprises, Inc., as well as a director of Cox Interactive Media, Inc. Stated number includes 6,134,448 shares held by Cox MP3, Inc. Cox MP3, Inc. is a wholly-owned subsidiary of Cox Interactive Media, Inc., which is a wholly-owned subsidiary of Cox Enterprises, Inc. Mr. Easterly has no pecuniary interest in and disclaims beneficial ownership of these shares. The address for Mr. Easterly is c/o Cox Enterprises, Inc., 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319.

(5)	Mr. Richards is our President and Chief Operating Officer. Includes shares held in family trusts. As of March 1, 2000, 932,600 of the 2,148,302 shares Mr. Richards beneficially owned were vested and 1,215,702 were unvested and subject to our right of repurchase at their original purchase price of $0.10667 per share. The address for Mr. Richards is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(6)	Mr. Waitt is a member of our Board and is Chairman of the Board of Gateway, Inc. Includes shares held by trusts of which Mr. Waitt is the trustee. The address for Mr. Waitt is c/o Gateway, Inc., 4545 Towne Center Drive, San Diego, CA 92121.

(7)	Mr. Spiegel is a former Executive Vice President. Includes 79,076 shares held by The Columbia Charitable Foundation, of which Mr. Spiegel is the Chairman. As of March 1, 2000, 975,000 of the 1,391,576 shares Mr. Spiegel beneficially owned were unvested and subject to our right of repurchase at their original purchase prices of $1.00 and $4.00 per share. The address for Mr. Spiegel is 9465 Wilshire Blvd., Suite 900, Beverly Hills, California 90212. See “Compensation Arrangements” below regarding a separation agreement entered into between the Company and Mr. Spiegel on March 9, 2000.

(8)	Mr. Ouyang is our Executive Vice President and Chief Financial Officer. As of March 1, 2000, 303,637 of the 630,000 shares Mr. Ouyang beneficially owned were vested and 326,363 were unvested and subject to our right of repurchase at their original purchase prices of $0.10667 and $0.33333 per share. All such shares are held by the Ouyang 1990 Trust, as amended, for which Mr. Ouyang exercises shared voting control with his wife. The address for Mr. Ouyang is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(9)	Mr. Sheiner is our Executive Vice President, Sales and Marketing. Stated number includes shares held in a trust of which Mr. Sheiner is the trustee and 20,574 shares subject to options vesting within 60 days of March 1, 2000. Stated number also includes 10,000 shares transferred to a former spouse for which Mr. Sheiner disclaims beneficial ownership. The address for Mr. Sheiner is c/o MP3.com, Inc., 4790 Eastgate Mall, San Diego, California 92121.

(10)	Mr. Probst is a member of our Board and is Chairman and Chief Executive Officer of Electronic Arts, Inc. Stated number includes 20,312 shares subject to options vesting within 60 days of March 1, 2000. The address for Mr. Probst is c/o Electronic Arts, Inc., 209 Redwood Shores Parkway, Redwood City, California 94065.

(11)	Includes the shares described in footnotes (2) – (10). Stated number includes 53,534 shares which certain executive officers and directors have the right to acquire within 60 days after March 1, 2000 pursuant to outstanding options.

Section 16(a) Beneficial Ownership Reporting

      Compliance Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 1999, our officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Compensation of Directors

      Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending Board and Board committee meetings. All directors are eligible to participate in the Plan.

      In March 1999, Lawrence F. Probst III was granted an option to purchase 75,000 shares of Common Stock at an exercise price of $0.33 per share; 25% of the shares underlying this option vested as of the one-year anniversary of the date of grant, with the remaining shares vesting monthly over the next three years.

Compensation of Executive Officers

      The following table shows compensation earned during 1998 and 1999 by our Chairman of the Board and Chief Executive Officer, and the other four most highly-compensated executive officers for 1999. These people are referred to as the “Named Executive Officers.” Titles shown in the table are titles held as of December 31, 1999. Except for Michael L. Robertson, all of our executive officers began working for us after December 31, 1998.

Summary Compensation Table

				Long-Term
				Compensation

				Number of
		Annual Compensation		Securities
Name and				Underlying	All Other
Principal Positions	Year	Salary($)	Bonus($)(1)	Options(2)	Compensation($)

Michael L. Robertson	1998	70,833	—	—	—
Chief Executive Officer and	1999	158,626	148,500	—	4,323	(3)
Chairman of the Board of Directors

Robin D. Richards	1999	226,222	216,000	2,437,500	22,129	(4)
President and Chief Operating Officer

Steven G. Sheiner	1999	180,594	180,000	487,500	22,129	(4)
Executive Vice President of Sales and Marketing

Paul L. H. Ouyang	1999	151,768	180,000	630,000	41,680	(4)
Executive Vice President and Chief Financial Officer

Thomas Spiegel	1999	98,458	180,000	1,350,000	—
Former Executive Vice President(5)

(1)	All bonuses represent amounts paid in 2000 for services rendered in 1999.

(2)	Reflects our 3-for-2 split of Common Stock effected on July 16, 1999.

(3)	Amount represents the cost of an automobile lease.

(4)	Represents amounts paid for relocation and temporary housing expenses.

(5)	See “Compensation Arrangements” below regarding the separation agreement we entered into with Mr. Spiegel on March 9, 2000 in connection with Mr. Spiegel’s resignation from the Company.

Option Grants in 1999

      The following Named Executive Officers received the following grants of options in 1999. All share numbers and exercise prices have been adjusted to reflect our 3-for-2 split of Common Stock effected on July 16, 1999.

Option Grants in Last Fiscal Year

					Potential
					Realizable Value at
	Individual Grants				Assumed Annual
					Rates of
	Number of	Percentage of			Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to			Option Term(3)
	Options	Employees in	Exercise Price	Expiration
Name	Granted(#)(1)	Fiscal Year	($/Share)(2)	Date	5%($)	10%($)

Robin D. Richards	2,437,500	18.83%	$0.10667	1/17/09	5,243,009	8,502,627

Paul L. H. Ouyang	480,000	3.71%	$0.10667	2/27/09	1,121,603	1,816,293
	150,000	1.16%	$0.33333	4/1/09	402,019	669,764

Steven G. Sheiner	375,000	2.90%	$0.10667	2/27/09	952,606	1,540,561
	112,500	*	$0.33333	4/1/09	301,514	502,323

Thomas Spiegel	450,000	3.48%	$1.00000	5/1/09	3,185,693	5,339,233
	900,000	6.95%	$4.00000	7/6/09	33,783,132	55,926,389

*	Percentage is less than one percent.

(1)	Except for one grant to Mr. Spiegel while he was a consultant to the Company, all options were granted under the Plan. All options granted were immediately exercisable (except by grants to Steven G. Sheiner) and were either incentive stock options or nonqualified stock options. The options were granted by the Board and, except for the initial grant to Mr. Spiegel, which vested over one year, generally vest over four years, with the occurrence of certain events (for example, our IPO) triggering partial acceleration of vesting. Upon certain changes in control of the Company, and certain terminations of such individuals, the vesting of such options will accelerate as to all unvested shares. Unvested shares that have been early-exercised are subject to our right of repurchase upon termination of employment. Options expire ten years from the date of grant.

(2)	Options were granted at an exercise price equal to the fair market value of the Common Stock, as determined by the Board of Directors on the date of grant. In determining the fair market value of the Common Stock on each grant date, the Board considered, among other things: the price of arms’-length sales of the Common Stock, series A preferred stock, series B preferred stock, series C preferred stock, and the anticipated price to the public of our Common Stock in our initial public offering.

(3)	The potential realizable value is based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. Pursuant to SEC guidelines, for options granted prior to the Company’s initial public offering, the stock price on the date of grant is deemed to be equal to the value used by the Company for accounting purposes to determine if any compensation expense related to the option grants is reportable. The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercise depend on the future performance of the Common Stock and overall market conditions, as well as the optionee’s continued employment through the vesting period. The amounts reflected in this table may not be achieved.

Option Exercises in 1999 and Fiscal Year-End Option Values

      The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 1999 and the number of shares of Common Stock subject to exercisable and unexercisable stock options held as of December 31, 1999 by each of the Named Executive Officers. The value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 1999, which was $31.6875, and is adjusted to reflect the 3-for-2 split of our Common Stock effected on July 16, 1999.

Aggregate Option Exercises in 1999 and Values at December 31, 1999

				Number of Securities		Value of Unexercised
				Underlying Unexercised		In-The-Money
				Options at		Options at
	Shares			Fiscal Year-End(#)		Fiscal Year-End($)
	Acquired on		Value Realized
Name	Exercise(#)		($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robin D. Richards	2,437,500	(2)	—	—	—	—	—

Paul L. H. Ouyang	630,000	(3)	108,796	—	—	—	—

Steven G. Sheiner	173,952		3,154,900	—	313,548	—	9,884,480

Thomas Spiegel	1,350,000	(4)	—	—	—	—	—

(1)	Represents the aggregate fair market value on the respective dates of exercise of the shares of Common Stock received on exercise of the options, less the aggregate exercise price of the options. Stated number does not take into consideration whether any of the underlying securities are or have been subject to a right of repurchase, at the exercise price paid per share, in favor of MP3.com, Inc.

(2)	As of December 31, 1999, 1,033,993 shares of the 2,437,500 shares acquired were vested and 1,403,507 shares were unvested and subject to our right of repurchase upon termination of employment. Additionally, in connection with the exercise of the 2,437,500 shares, we extended a full recourse note secured by 187,500 shares of our Common Stock that bears interest at 4.64% and is due in January 2003. In July 1999, Mr. Richards repaid $2,337.50 of principal representing the par value of the underlying Common Stock.

(3)	As of December 31, 1999, 280,012 shares of the 630,000 shares acquired were vested and 349,988 shares were unvested and subject to our right of repurchase upon termination of employment.

(4)	As of December 31, 1999, 300,000 shares of the 1,350,000 shares acquired were vested and 1,050,000 shares were unvested and subject to our right of repurchase upon termination of employment. See “Compensation Arrangements” below regarding a certain separation agreement entered into on March 9, 2000.

Compensation Arrangements

      On January 6, 1999 we entered into a letter agreement with Robin D. Richards, our President and Chief Operating Officer regarding the terms of his employment. This agreement provides for an annual base salary of $240,000, and provides that Mr. Richards is eligible to participate in our standard benefit programs available to all of our employees. Mr. Richards’ employment is at-will.

      On January 29, 1999, we entered into a letter agreement with Steven G. Sheiner, our Executive Vice President, Sales and Marketing, regarding the terms of his employment. This agreement was amended on May 19, 1999. This agreement provides for an annual base salary of $200,000 and provides that Mr. Sheiner is eligible to participate in our standard benefit programs available to all of our employees. Mr. Sheiner’s employment is at-will.

      On February 19, 1999, we entered into a letter agreement with Paul L. H. Ouyang, our Chief Financial Officer and Executive Vice President, regarding the terms of his employment. This agreement provides for an annual base salary of $150,000. The agreement also provides that we will pay Mr. Ouyang six months’ severance if we terminate his employment other than for “cause,” as defined in the agreement, or if

Mr. Ouyang terminates his employment for good reason. Under the agreement we will reimburse Mr. Ouyang for expenses related to relocation not to exceed $3,000 per month for a period of twelve months. Mr. Ouyang is entitled to participate in our standard benefit programs available to all of our employees. Mr. Ouyang’s employment is at-will.

      On May 13, 1999, we entered into an Employment Agreement with Michael L. Robertson, our Chief Executive Officer and Chairman of the Board. This agreement has a four-year term commencing on January 20, 1999. It provides for an annual base salary of $150,000, as amended, and for an annual performance bonus of up to $50,000. This agreement further provides that Mr. Robertson can terminate his employment with us during the term of the agreement only upon twelve months’ notice. We can terminate Mr. Robertson’s employment at any time. Mr. Robertson is eligible to participate in our standard benefit programs available to all of our employees.

      On March 9, 2000, in connection with his resignation from the Company, we entered into a Separation Agreement with Thomas Spiegel, an Executive Vice President. Under the terms of the Separation Agreement, Mr. Spiegel has agreed to perform services for MP3.com as a consultant through December 31, 2000, for which Mr. Spiegel will be paid $380,000. In addition, 300,000 shares of previously unvested common stock held by Mr. Spiegel will vest ratably from March 9, 2000 through December 31, 2000. In connection with this resignation, we repurchased 600,000 shares of unvested Common Stock held by Mr. Spiegel at their original purchase price of $4.00 per share.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION1

      We constitute the Compensation Committee of the Board of Directors of MP3.com, Inc. None of us has been an officer or employee of MP3.com. We are responsible for establishing the compensation for the executive officers, including the Chief Executive Officer (“CEO”), of MP3.com. The goals of MP3.com’s compensation program are to align compensation with business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. To meet these goals, we have adopted a mix of the compensation elements of salary, bonus and stock options. To provide us with more information for making compensation comparisons, MP3.com provides us with a third party compensation consultant’s survey of cash and equity compensation for a group of comparable and reference companies selected by the Company primarily because they are first-movers in their respective areas and, in certain instances, are of similar size (measured by revenue and/or market capitalization) and age to the Company. Our objective in setting base salary, bonus awards and option grants is generally to bias cash compensation towards bonus compensation rather than salary, and pay salaries and bonuses and set equity compensation amounts at levels roughly comparable to the 75th percentile for those net-centric companies included in the third party compensation consultant’s survey discussed above.

      The Company is limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation.” We do not expect this limitation to affect the Company in 2000.

Base Salary

      We met in January 2000 to review and approve each executive officer’s salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. As stated above, our objective in setting base salary is generally to pay salaries at a level roughly comparable to the 75th percentile for other similar companies, and to bias cash compensation towards bonus compensation rather than salary. After assessing the salaries currently paid to our executive officers, we determined to maintain all executive officers’ salaries at their existing levels.

Bonuses

      The bonus program is a discretionary program for our executive officers and other key employees. Our objective in setting bonus amounts is generally to set total cash compensation (salary plus bonus) at a level roughly comparable to the 75th percentile for other similar companies, and to bias cash compensation towards bonus compensation rather than salary. We meet in the first quarter following the year for which the awards are to be made to determine the amount of the bonuses. The bonus award depends on the extent to which business and individual performance objectives are achieved, and is based on comparable bonus awards made in the industry based on information provided by third party compensation consultant’s surveys. Company and individual objectives consist of operating, strategic and financial goals that are considered to be critical to the fundamental long-term goal of building stockholder value.

      For fiscal 1999, the determination of the bonus amounts was made in early 2000 based on our overall assessment of the achievements of the Company and the executives, individually and as a group. Based on the Company’s revenue growth in 1999, the transition from a small entrepreneurial organization to a larger, more

_______________
1The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

structured one, the Company’s successful initial public offering and the creation of an infrastructure sufficient to support the Company’s growth into 2000, we determined to award each of the executive officers a bonus equal to 90% of their annual salary.

Stock Options

      The Company’s stock option plans are designed to provide its employees with an opportunity to share, along with its stockholders, in the Company’s long-term performance. Generally, initial grants of stock options are made to eligible employees upon commencement of employment, with additional grants being made following a change in job responsibilities, scope or title. Additional grants will be made to employees quarterly, semi-annually or annually based on their periodic performance assessments and reviews. Stock options under our option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our options is usually 100% of the fair market value of the common stock on the date of grant. The Board of Directors has delegated the authority to make option grants to non-officers to the Non-Officer Stock Option Committee which currently consists of one member, Robin D. Richards.

      Guidelines for the number of stock options for each participant under the option plans are generally determined by a formula recommended by management and approved by the Board of Directors whereby several factors are applied to the salary and performance level of each participant and then related to comparable grants made by other similar companies, based on information provided by third party compensation consultant’s surveys.

      All stock option grants to Named Executive Officers in 1999 were negotiated as part of their initial hiring package. After assessing the size of the initial grants made to the executive officers in 1999 and applying the analysis described above, we determined that the executive officers’ existing grants and vesting schedules closely aligned their objectives with those of the Company’s stockholders, and decided not to make any additional option grants to the Company’s executive officers.

CEO Compensation

      Michael Robertson’s 1998 salary was $70,833. For 1999, the Company increased his salary by $94,167 to $165,000 based on his performance (as described in the CEO compensation section below) tempered by the Company’s desire to substantially bias his cash compensation towards his bonus.

      The Committee used the same procedures described above in setting the annual salary, bonus and stock option awards for our CEO. In considering Michael Robertson’s salary and bonus we not only considered the factors described above, but also took into consideration his accomplishments in filling out the executive team, the integration of the new executives with the founding team and the ongoing development of MP3.com. Taking all of these factors into account, we determined that Michael Robertson’s salary should continue at its existing level, and that Mr. Robertson should receive a bonus equal to 90% of his annual salary.

Summary

      Through the plans described above, a significant portion of our compensation program for our executive officers (including our CEO) is contingent upon the individual’s and the Company’s performance, and realization of benefits by our CEO and the other executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation during any given annual period.

Compensation Committee

Lawrence F. Probst III
Mark A. Stevens
Theodore W. Waitt

Compensation Committee Interlocks and Insider Participation

      As noted above, the Compensation Committee is comprised of three non-employee directors: Messrs. Probst III, Stevens, and Waitt. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Performance Measurement Comparison2

      The following graph shows the total stockholder return of an investment of $100 in cash on July 22, 1999 for MP3.com, Inc. Common Stock (the day the Common Stock began trading on the Nasdaq National Market) and an investment of $100 in cash on July 22, 1999 for (i) the Nasdaq National Market Index (the “Nasdaq Comp Index”) and (ii) the Credit Suisse First Boston Technology Index (the “CSFB Technology Index”). Historic stock performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each month:

[PERFORMANCE GRAPH]

		CSFB TECHNOLOGY
	MP3.COM INC	INDEX	NASDAQ COMP INDEX

7/22/99	100	100	100
12/31/99	176.04	180.87	148.94

CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS

      In January 1999, we sold 7,150,000 shares of series A preferred stock to various investors at a purchase price of $1.54 per share, of which 6,224,675 were sold to entities affiliated with Sequoia Capital. Mark A. Stevens, one of our directors, is either a managing member of the general partner or a general partner of these entities. Upon the closing of our initial public offering in July 1999, each share of series A preferred stock was automatically converted into one and one-half shares of Common Stock.

_______________
2The material in this comparison is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

      On January 25, 1999, we loaned Robin D. Richards, our President and Chief Operating Officer, $260,000, which he used to exercise an option to purchase 2,437,500 shares of Common Stock that was granted to him under the Plan. The loan, as amended, is a full recourse note secured by 187,500 shares of our Common Stock that bears interest at 4.64% and is due in January 2003. In July 1999, Mr. Richards repaid $2,337.50 of principal representing the par value of the underlying Common Stock.

      In March 1999, we granted Lawrence Probst III, a director, an option to purchase 75,000 shares of Common Stock under the Plan. This option has an exercise price of $0.33 per share and is subject to vesting over a four-year period.

      In April 1999, we sold 1,000,000 shares of series A preferred stock to Theodore W. Waitt, a director, at a purchase price of $2.00 per share. Also in April 1999, we sold 100,000 shares of series A preferred stock to Lawrence F. Probst III, a director, at a purchase price of $2.00 per share. Upon the closing of our initial public offering, each share of Series A preferred stock was automatically converted into one and one-half shares of Common Stock.

      On May 3, 1999, we entered into a one year sub-sublease agreement with Brantrock Advisors, Inc. Thomas Spiegel, a former Executive Vice President of the Company, was a consultant to the Company and an officer of Brantrock Advisors, Inc. at the time the sub-sublease was entered into. Under the terms of the sub-sublease, as amended, we subleased a portion of office space in Beverly Hills, California, from Brantrock and paid for the use of various office related facilities, equipment, phones, services and office support personnel. Total payments under this agreement totaled approximately $160,000 from April 20, 1999 to April 20, 2000.

      In June 1999, we sold 4,182,578 shares of series C preferred stock to Cox Interactive Media, Inc. for a total purchase price of approximately $45 million. We also entered into a joint venture with Cox Interactive Media. David E. Easterly, a director, is the President and Chief Operating Officer and a director of Cox Enterprises, Inc., the parent corporation of Cox Interactive Media, and a director of Cox Interactive Media. Upon the closing of our initial public offering, each share of series C preferred stock was automatically converted into one and one-half shares of Common Stock.

      In July 1999, Groupe Arnault agreed to purchase an aggregate of $150 million in advertising, promotion and marketing services from us over the next three years. In addition, as part of our initial public offering we sold to Arkaro Holding B.V., a subsidiary of Groupe Arnault, shares of our common stock totaling five percent of our outstanding capital stock.

      One of our directors, Theodore W. Waitt, is Chairman of the Board of Gateway, Inc. From time to time, we purchase computer equipment from Gateway. For the year ended December 31, 1999, we had spent approximately $510,000 on Gateway computer equipment. We believe these purchases were on terms no less favorable than those available in arms’-length transactions with unaffiliated parties.

Other Matters

      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

[Steven M. Przesmicki Sig]
Steven M. Przesmicki
Secretary

MP3.COM, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2000

    The undersigned hereby appoints Paul L. H. Ouyang and Steven M. Przesmicki, Esq., and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of MP3.com, Inc. which the undersigned may be entitled to vote at the 2000 Annual Meeting of Stockholders of MP3.com, Inc. to be held at MP3.com Corporate Headquarters, 4790 Eastgate Mall, San Diego, California 92121-1970 on Wednesday, May 31, 2000, at 10:00 a.m., and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

^    FOLD AND DETACH HERE    ^

YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:

1. Vote by Internet at our Internet address: http://www.eproxy.com/mppp,
or
2. Call toll free 1-800-840-1208 on a touch-tone telephone
or
3. By mail - by promptly returning your completed and signed proxy card in the enclosed envelope

Please mark your votes as indicated in this example	[X]

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.		MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

PROPOSAL 1: To elect two (2) directors to hold office until the 2003 Annual Meeting of Stockholders.		PROPOSAL 2:To approve an amendment to MP3.com, Inc.'s Amended and Restated 1998 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such plan from 12,750,000 to 22,250,000 shares.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

FOR all nominees listed below (except as marked to the contrary) [ ]	WITHHOLD AUTHORITY to vote for all nominees listed below [ ]

NOMINEES: 01 Michael L. Robertson and 02 Mark A. Stevens		PROPOSAL 3: To ratify selection of Ernst & Young LLP as independent auditors of MP3.com, Inc. for its fiscal year ending December 31, 2000.	[ ]	[ ]	[ ]

To withhold authority to vote for any nominee(s) write such nominee(s)' names(s) below:

		Please indicate if you expect to attend the Annual Meeting of Stockholders	[ ]

Dated
SIGNATURE(S)
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

^    FOLD AND DETACH HERE    ^

(	YOUR VOTE IS IMPORTANT! YOU CAN VOTE IN ONE OF THREE WAYS:	[GRAPHIC OF COMPUTER]
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET
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 Follow the instructions at our Internet address: http://www.eproxy.com/mppp

or

VOTE BY PHONE
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Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day, 7 days a week.
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You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form. Follow the recorded instructions.

or

VOTE BY PROXY CARD
 Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE: If you voted by Internet or telephone, THERE IS NO NEED TO MAIL BACK your proxy card.

                                        THANK YOU FOR VOTING.